Exhibit 99.1

PRESS RELEASE

Date: October 14, 2008	Information:	Donna Luedtke
Website: www.cubicenergyinc.com		Investor Relations
Phone: (972) 686-0369	Email:	donna@cubicenergyinc.com

Cubic Energy, Inc. Announces Engagement

of RBC Richardson Barr Securities, Inc.

DALLAS, TX — Cubic Energy, Inc. (AMEX:QBC) (“Cubic” or the “Company”) announces today that due to ever increasing unsolicited interest in the Company’s assets in North Louisiana, the Company has engaged RBC Richardson Barr Securities, Inc., an affiliate of Royal Bank of Canada Capital Markets (“RBC”) to explore all strategic alternatives on behalf of the Company and its shareholders.  The Company’s asset position in Caddo and DeSoto Parishes includes the Rodessa, Pettet, Upper and Lower Hosston, Cotton Valley and the Haynesville Shale.  In addition, there is significant interest in the Company’s gathering and pipeline systems.

As the Company now holds substantially all of its acreage by production, and has completed its own pipelines and infrastructure, the Company is afforded the opportunity to evaluate all its options in order to increase shareholder value.

Calvin Wallen III, President and CEO of Cubic, states, “The Company has reached the natural point in its development where it needs to explore all options.  We interviewed several A&D firms, and we feel that RBC is the best fit for our needs.  Everyone needs to understand that this is not a product of the market or global financial conditions, but an effort of management to better serve its shareholders.  Despite some of the economic conditions currently existing, the interest in the assets of the Company grows ever stronger.  RBC has the experience and expertise to manage the representation of the Company and our shareholders’ best interests”.

Cubic Energy, Inc. is an independent company engaged in the development and production of, and exploration for, crude oil and natural gas.  The Company’s oil and gas assets and activity are concentrated primarily in Texas and Louisiana.

This press release includes statements, which may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect”, or similar expressions. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, future trends in mineral prices, the availability of capital for development of mineral projects and other projects, dependency on pipelines in which to sell the Company’s natural gas it produces, reliance on third party contractors to aid in developing the production infrastructure and in the performance of well completion work, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release. There can be no assurance that any future activities and/or transactions mentioned in this press release will occur as planned.  Cubic can not guarantee any level of production from its wells.